Exhibit 5

Eaton & Van Winkle LLP
3 Park Avenue, 16th floor
New York, New York 10016
(212) 779-9910

June 4, 2012

Tianli Agritech, Inc.
Suite F, 23rd Floor, Building B, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province 430010
People’s Republic of China

Re:	Registration of Securities of Tianli Agritech Inc.

Ladies and Gentlemen:

In connection with the registration of up to 1,000,000 common shares of Tiani Agritech, Inc. (the “Company”), $0.001 par value per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Tianli Agritech, Inc. 2012 Share Incentive Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that: (1) the Shares have been duly authorized by all necessary corporate action on the part of the Company; and (2) when issued in accordance with such authorization and the provisions of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Eaton & Van Winkle LLP